EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Meta Financial Group, Inc. Compensation Committee
MetaBank Profit Sharing 401(k) Plan:

We consent to the incorporation by reference in the registration statements on Form S-8 of Meta Financial Group, Inc., pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan  (No. 333‑22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, and No. 333-151604), of our report dated April 10, 2014, with respect to the statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan as of September 30, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended September 30, 2013, and the supplemental schedule of Schedule H, line 4i – schedule of assets (held at end of year) as of September 30, 2013, which report appears in the September 30, 2013 annual report for Form 11-K of the MetaBank Profit Sharing 401(k) Plan.

/s/ KPMG LLP
Des Moines, Iowa
April 10, 2014